      							OMB Number	3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Palo Alto Investors, 470 University Avenue, Palo Alto, CA 94301
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol Embrex, Inc. (EMBX)

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year 3/99

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			 X  10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (check applicable line)

	____ Form filed by One Reporting Person

	 X   Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 9 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/10/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 9,000(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/11/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,400(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________

FORM 4 (continued)							Page 3 of 9 Pages


Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/12/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/15/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________

FORM 4 (continued)							Page 4 of 9 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/16/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 500(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/17/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________

FORM 4 (continued)							Page 5 of 9 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/18/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000(2)			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 304,500 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)
	______________________________________________________________________


___________________________________________________________________________
Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 6 of 9 Pages




Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) ______________________________

2.	Conversion or Exercise Price of Derivative Security  _________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
___________________________________________________________________________

FORM 4 (continued)							Page 7 of 9 Pages

Explanation of Responses:

(1)	The reporting persons disclaim beneficial ownership of the securities reported except to the extent of the reporting persons' pecuniary interest in those securities. The reporting persons disclaim beneficial ownership of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, and this report shall not be deemed an admission that the reporting persons are the beneficial owners of the securities for such purposes.

(2)	By Palo Alto Investors ("PAI"), as the general partner of a limited partnership (the "LP"), and by William Leland Edwards ("Edwards"), as principal shareholder of PAI and a limited partner of the LP. This number does not reflect shares held directly by Edwards, which number did not change during the period reflected herein.


						/s/ William Leland Edwards		4/6/99
						William Leland Edwards			 Date
						President


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

FORM 4 (continued)							Page 8 of 9 Pages

						CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Palo Alto Investors ("PAI") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Embrex Inc. ("Embrex"). The authority of PAI under this Statement shall continue until the undersigned is longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Embrex, unless earlier revoked in writing. The undersigned acknowledges that PAI is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	May 5, 1998



								/s/ William Leland Edwards
								William Leland Edwards

FORM 4 (continued)							Page 9 of 9 Pages


						JOINT FILER INFORMATION

Name:						William Leland Edwards
							470 University Avenue
							Palo Alto, CA  94301

Designated Filer:				Palo Alto Investors

Issuer & Ticker Symbol:			Embrex, Inc. (EMBX)

Statement for Month/Year:  3/99




Signature:		/s/ William Leland Edwards
			William Leland Edwards




BLD\4325\011\1038959